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                                                                    Exhibit 4.14


         THIS SECOND AMENDMENT TO THE INDENTURE, dated as of October 16, 1998, is entered into between PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation (the "Company"), and THE CHASE MANHATTAN BANK (formerly known as CHEMICAL BANK), a New York corporation (the "Trustee").

                               W I T N E S S E T H

         WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as of February 9, 1995, as amended as of November 22, 1995 (as amended, the "Indenture"), for the equal and ratable benefit of the Holders of the Company's 12 1/4% Subordinated Debentures Due 2005 (the "Securities"); and

         WHEREAS, in accordance with Section 9.02 of the Indenture the Company has obtained the written consent of the Holders of at least 66 2/3% in principal amount of the Securities to an amendment to the Indenture.

         NOW, THEREFORE, for the purpose of memorializing the amendment to the Indenture so consented to by Holders of the Securities, the parties hereto do hereby agree as follows:

         SECTION           1.       Definitions and Terms.

         Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

         SECTION           2.       Amendment to Indenture.

         Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, and 5.01 of the
Indenture shall be deleted in their entirety.


         SECTION           3.       Ratification of Indenture, as Amended.

         The Indenture, as amended hereby, is hereby ratified and confirmed and continues in full force and effect.

         SECTION           4.       Effectiveness.

         This Second Amendment to the Indenture shall become effective upon the execution hereof by the Company and the Trustee, the Company having delivered to the Trustee evidence of consent from the Holders of at least a majority in principal amount of the Securities then outstanding.

         SECTION           5.       Recitals.

         The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their



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correctness.  The Trustee makes no representations as to the validity or sufficiency of this amendment.

         SECTION           6.       Governing Law.

         This amendment shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

         SECTION           7.       Counterparts.

         This amendment may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to the Indenture to be duly executed as of the date first above written.

                                       PETROLEUM HEAT AND POWER CO., INC.




                                       By:
                                          ------------------------------------
                                                Name:
                                                Title:


                                       THE CHASE MANHATTAN BANK, as Trustee



                                       By:
                                          ------------------------------------
                                                Name:
                                                Title:



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